                                                                EXHIBIT 10.35




===============================================================================


                            ASSET PURCHASE AGREEMENT



                                    BETWEEN



                       ELASTOMER TECHNOLOGIES GROUP, INC.
                                  (Purchaser)



                                      AND



                             JPS ELASTOMERICS CORP.
                                    (Seller)





                 FOR THE SALE OF SELLER'S RUBBER PRODUCTS GROUP





                           Dated: September 30, 1996


===============================================================================

                               TABLE OF CONTENTS


ARTICLE I GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.01. Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.02. Liabilities Assumed by Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.03. Retained Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.04. Delivery of Certain Assets, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE II PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.01. Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.02. Estimated Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.03. Preparation of Closing Balance Sheet and Closing
           Date Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.04. Adjustment of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.05. Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.06. Certain Payments and Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE III REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.01.  Representations and Warranties of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
           (a)   Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
           (b)   Consents, Authorizations and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
           (c)   Financial Statements and Financial Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           (d)   Title and Condition of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           (e)   Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
           (f)   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
           (g)   Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
           (h)   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           (i)   Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           (j)   Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           (k)   Environment, Health and Safety   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           (1)   Taxes and Other Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
           (m)   Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
           (n)   Patents, Trademarks, Trade Secrets, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
           (o)   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
           (p)   Pension and Other Employee Plans and Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . .  16
           (q)   Company Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
           (r)   Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           (s)   Labor    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           (t)   Product Liability Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           (u)   Warranties and Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           (v)   Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           (w)   Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
           (x)   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
           (y)   Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.02. Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
           (a)   Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           (b)   Consents, Authorizations and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           (c)   Financing Arrangements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           (d)   Disputes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           (e)   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           (f)   Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE IV CLOSING AND CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.01. Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     4.02. Conditions of Obligations of Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           (a)   Representations and Warranties; Performance of Obligations   . . . . . . . . . . . . . . . . . . . .  23
           (b)   Authorization of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           (c)   Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           (d)   Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           (e)   Surveys and Title Insurance Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           (f)   Security Interests, Encumbrances, Liens, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           (g)   Opinion of Counsel to Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           (h)   Suits or Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           (i)   Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           (j)   Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.03. Conditions of Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           (a)   Representations and Warranties; Performance of Obligations   . . . . . . . . . . . . . . . . . . . .  25
           (b)   Authorization of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           (c)   Opinion of Counsel to Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           (d)   Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           (e)   Assumption of Liabilities and Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           (f)   Suits or Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           (g)   Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE V INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.01. Indemnification of Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.02. Indemnification of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.03. Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VI CERTAIN POST CLOSING MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.01. Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.02. Non-Competition and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.03. Certain Employee and Employee Benefits Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.04. Offers of Employment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     6.05. Product Returns .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.06. Access to Records After Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.07. Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     6.08. Accounts Payable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE VII  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.01. Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.02. Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.03. Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.04. Descriptive Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.05. Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     7.06. Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.07. Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.08. Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.09. Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.10. Waivers and Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.11. Third Party  Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.12. Illegality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.13. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.14. Bulk Transfer Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

     ASSETS PURCHASE AGREEMENT dated as of the 30th day of September, 1996 (this "Agreement") between (i) ELASTOMER TECHNOLOGIES GROUP, INC., a Delaware corporation ("Purchaser"), and (ii) JPS ELASTOMERICS CORP., a Delaware corporation ("Seller").

     Seller is engaged through its Rubber Products Group in the design, production and marketing of rubber and synthetic elastic used in apparel products, diaper products and specialty applications (being sometimes hereinafter called the "Business").

     Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Business and manufacturing assets used in the Business, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:


                                   ARTICLE I
                                    GENERAL

     1.01. Sale and Purchase of Assets. On the Closing Date (as defined in
Article IV) and with effect from the close of business on the day immediately preceding the Closing Date, Seller shall convey, sell, transfer, assign and deliver to Purchaser, and its successors and assigns forever, all of the right, title and interest of Seller in the businesses, franchises, rights, claims (including insurance claims), privileges, properties and manufacturing assets used in the Business, except as set forth on Schedule 1.01(o), wherever located, consistent with the representations and warranties with respect thereto made in or pursuant to this Agreement (hereinafter sometimes collectively referred to as the "Purchased Assets"), including the Business' petty cash and the following:

     (a) All machinery, equipment and other items of personal property located at the Patrick Facility, the Greensboro Facility and, to the extent dedicated to the Business, the Westfield Facility (as such terms are defined in Schedule 1.01(b)) including without limitation the machinery and equipment listed on Schedule 1.01(a).

     (b) All owned real property relating to the Business, including buildings, structures and improvements located thereon, fixtures contained therein and appurtenances attached thereto, as described on Schedule 1.01(b);

     (c) All work-in-process and inventories (wherever located) of raw materials, finished products, supplies, spare parts and materials of the Business, including any inventory on consignment located at the locations set forth on Schedule 1.01(c) (collectively, the "Inventories");

     (d) All prepaid expenses, advances and deposits reflected on the Closing Statement (as hereinafter defined);

     (e) All rights of Seller in and to insurance and indemnity claims relating to the Purchased Assets (as hereinafter defined) or the Assumed Liabilities, except as set forth on Schedule 1.01(e);

     (f) Subject to Section 1.04 hereof, all rights of Seller with respect to the Business in, to and under all written contracts, licenses, leases, and commitments assumed by Purchaser and/or identified on Schedule 1.01(f), and the Ordinary Course purchase orders, sales orders and other agreements not required to be specifically listed as a Company Contract pursuant to Section 3.01(q) and consistent with the representations, warranties and agreements of Seller in this Agreement (the "Seller Contracts" and, together with the Company Contracts, the "Contracts");

     (g) The entire right, title and interest of Seller in and to all patents, patent applications, trade names, service marks, trademarks, trademark applications, copyrights, copyright applications, inventions, trade secrets, logos, slogans, proprietary processes and formulae, and to the extent transferable, computer software and all other proprietary, technical or other information, know-how and intellectual property rights, whether patentable or unpatentable, to the extent used in the Business (collectively, the "Intellectual Property"), including without limitation, the items listed on
Schedule 3.01(n)(i) and all variants thereof, associated tradestyle and all related good will, but excluding the trademarks and tradenames that are the subject matter of the License Agreement (as hereinafter defined);

     (h) All records and files of Seller in existence on the Closing Date relating to the Business including, but not limited to, property records, production records, engineering records, purchasing and sales records, personnel records, plant records, mailing lists, customer and vendor lists and records, and computer programs, computer records, computer files and related software (collectively, the "Transferred Records");

     (i) All interests of Seller in and to any telephone and facsimile and other data communication numbers and accounts used primarily by the Business and all listings pertaining thereto in any telephone books and directories, in each case, to the extent transferable;

     (j) All stationery, purchase orders, forms, labels, shipping material, catalogs, brochures, art work, photographs and advertising material relating to the Business;

     (k) All Federal, state, local and foreign governmental licenses, permits, authorizations and approvals required for the operation of the Business which are transferable to Purchaser;

     (l) All rights of the Seller with respect to insurance reserves relating to insurance policies and/or insured liabilities that are being assumed by Purchaser, to the extent legally transferable to Purchaser;

     (m) All rights against third parties relating to the Purchased Assets or the Assumed Liabilities (as defined in Section 1.02); and

     (n)   Those additional assets, properties and rights, if any, set forth on
Schedule 1.01(n), provided, however, that the Purchased Assets shall not include the properties, assets and other items identified on Schedule 1.01(o) hereto (the "Excluded Assets") or the accounts receivable (the "Accounts Receivable") of Seller related to the Business which are being purchased by a third party financial institution contemporaneously with the Closing.

     1.02. Liabilities Assumed by Purchaser. (a) Subject to the terms and provisions of this Agreement, and except as otherwise provided by this Section 1.02, on the Closing Date, Purchaser shall assume and pay, perform and discharge as and when due all debts, claims, liabilities, obligations and expenses of every kind and nature, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise arising prior to the Closing (excluding the Retained Liabilities (as hereinafter defined)), to the extent relating to or arising from the Business, including, without limitation, those claims against, and liabilities and obligations of, Seller with respect to (i) any Contracts related to the Business and assigned to Purchaser to the extent they remain unsatisfied and are required to be performed on or after the Closing Date, including, without limitation, the lease with respect to Seller's facilities in Greensboro, North Carolina, (ii) accounts payable to third parties, together with any interest accrued thereon, incurred in connection with the Business and set forth on the Closing Statement, (iii) the Employees (other than with respect to the "Excluded Employee Benefits" as defined in Section 1.03) and (iv) environmental claims and environmental costs and liabilities relating to or arising from the Business (collectively, the "Assumed Liabilities").

     (b) Notwithstanding the foregoing, the Assumed Liabilities shall not include any liabilities or obligations to the extent they constitute an intentional or grossly negligent breach of the representations and warranties made by Seller in this Agreement.

     1.03. Retained Liabilities. Regardless of whether any of the following may be disclosed to Purchaser or whether Purchaser may have knowledge of the same, the Assumed Liabilities shall not include and Seller shall retain responsibility for the following debts, claims, liabilities and obligations (the "Retained Liabilities"): (A) liabilities relating to the Excluded Assets,
(B) income Taxes, franchise Taxes imposed on net income and sales Taxes (except for the sales and transfer taxes contemplated by Section 2.06(b)) which are owed or incurred by Seller (or any other corporation which is or was included in a consolidated, combined or unitary group with Seller) in respect of all periods prior to the Closing Date or as a result of the sale of the Purchased Assets contemplated hereby (the "Retained Taxes"), (C) any liability or obligations for or related to purchase money debt, debt for borrowed money or a guaranty in respect thereof (including, but not limited to obligations and liabilities under the Seller Credit Agreement), except to the extent such liabilities are specifically assumed by Purchaser and are reflected on the Closing Statement, (D) liabilities arising out of the ownership or use by Seller of facilities, assets or businesses other than those included in the Purchased Assets, (E) liabilities of Seller under this Agreement and for its expenses in connection with the negotiation, execution and consummation of the transaction contemplated by this Agreement, (F) the liabilities and obligations of Seller for the repair or replacement of products sold or shipped by the Business prior to the Closing Date, to the extent such liabilities or obligations are "Retained Warranty Obligations" as provided in Section 6.05, and (G) liabilities arising out of or in connection with any legal proceeding pending on the Closing Date against Seller or involving the Business including without limitation the matters described on Schedule ' 3.01(i), (H) liabilities arising out of or with respect to any of the "Benefit Plans" as such term is defined in Section 3.01(p), including without limitation, "Retiree Health Benefits," "Pre-Closing Severance Benefits," "Pre-Closing Health Benefits," "Pre-Closing Workers' Compensation Benefits" and "Seller's Disability Obligations" as such terms are defined in Section 6.03, collectively, the "Excluded Employee Benefits"), and (I) liabilities and obligations under the agreements pursuant to which Seller acquired the Business, subject to obligations otherwise assumed by Buyer under this Agreement.

     (a) For all purposes of this Agreement, any reference to any "liability" or "obligation" of Seller shall include without limitation (i) any right to payment and (ii) any right to an equitable remedy, in each case whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

     1.04. Delivery of Certain Assets, Etc. Seller shall take all reasonable action to obtain and deliver to Purchaser on the Closing Date, where necessary, assignments and consents authorizing the transfer and assignment to Purchaser of, or the substitution of Purchaser for Seller under, all Purchased Assets. Possession of all Purchased Assets to be acquired by Purchaser pursuant to this Agreement shall be delivered to Purchaser on the Closing Date, except that possession of the Transferred Records listed on Schedule 1.04 hereof may be delivered to Purchaser simultaneously with the delivery of the Closing Statement. Without limitation to Seller's indemnification obligation in respect of any breach of the foregoing provisions of this Section 1.04, Seller agrees to hold in trust for the benefit of Purchaser any non-assignable Purchased Assets and Purchased Assets with respect to which consents to assignments shall not be obtained or any attempted assignment would be ineffective or would impair the rights of Seller thereunder, if any, and, insofar as permissible, to assign to Purchaser, at Purchaser's written request from time to time, any or all of such Purchased Assets, and to remit to Purchaser all amounts paid to Seller with respect thereto after the Closing, promptly upon receipt thereof and to cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits thereunder. Nothing contained in this Section shall be deemed to require Seller to make any payments to obtain a consent or approval from any third party to the assignment by Seller to Purchaser of any of the Purchased Assets. In addition, Seller shall not obtain any consent that will affect Purchaser to its economic detriment unless Purchaser expressly approves the obtaining of such consent. All material consents not obtained by reason of the immediately preceding two sentences are listed in Schedule 1.04.


                                   ARTICLE II
                                 PURCHASE PRICE

     2.01. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets being acquired by Purchaser pursuant to this Agreement is an amount equal to (i) the sum of the Closing Adjusted Net Working Capital (as hereinafter defined) plus $500,000 (ii) less $2,597,328.

     2.02. Estimated Purchase Price. At the Closing, Purchaser shall pay to Seller the sum of $2,520,075 by wire transfer in immediately available funds to an account in the United States designated by Seller (the "Estimated Purchase Price").

     2.03. Preparation of Closing Balance Sheet and Closing Date Statement.

     (a) As soon as practicable after the Closing, Seller shall prepare a statement setting forth the Closing Adjusted Net Working Capital (as hereinafter defined) (the "Closing Statement"). Seller shall be responsible for causing Deloitte &

Touche LLP, its independent auditors, to conduct a complete audit (the "Audit") of the Closing Statement as of the close of business on the day immediately preceding the Closing Date, as a stand-alone entity, which audit shall include the taking of a physical inventory of all merchandise, materials and products of the Business. The Closing Statement shall be prepared in accordance with accounting principles and practices described on Schedule 2.04 (the "Accounting Principles") and U.S. generally accepted accounting principles applicable to financial statements, consistently applied throughout the periods involved ("GAAP"). Seller shall use its best efforts to cause Deloitte & Touche LLP to complete the Audit within 120 days after the Closing.

     (b) In connection with the preparation and audit of the Closing Statement, Purchaser shall grant Seller and its accountants, counsel and other representatives, full and complete access to all of the books and records of the Business. Seller and Purchaser shall provide such independent public accountants with such information, certificates and representations (including but not limited to a management's letter of representation) reasonably requested by such accountants in order for such accountants to render an opinion with respect to the Closing Statement. Concurrently with their delivery of the Closing Statement to Purchaser, Seller shall cause reasonable access to be granted to Purchaser to the work papers, schedules and other documents prepared or used by Seller and its accountants in connection with the preparation of the Closing Statement.

     (c) Unless Purchaser, within 45 days after receipt of the Closing Statement, gives Seller a notice (the "Dispute Notice") (i) objecting in good faith to the Closing Statement and (ii) setting forth in reasonable detail the items being disputed and the reasons therefor or that Purchaser requires additional information to state such reasons, the Closing Adjusted Net Working Capital as set forth in the Closing Statement and the adjustment to the Purchase Price set forth therein shall be binding and final upon the parties.
If a Dispute Notice is given by Purchaser, the parties shall negotiate in good faith with a view to agreeing upon the Closing Adjusted Net Working Capital as of the day immediately preceding the Closing Date and the corresponding amount of the adjustment required by Section 2.04. After receipt of a Dispute Notice, Seller shall have the right to dispute items disputed by Purchaser and to provide additional information with respect thereto ("Seller's Disputed
Items"). If negotiations between Purchaser and Seller fail to resolve all disputed items within 30 days after the Dispute Notice was given to Seller, the remaining disputed items (including the remaining Seller's Disputed Items) at the request of either Seller or Purchaser shall be submitted to a nationally recognized firm of independent public accountants which is not affiliated with either party and is designated jointly by Seller and Purchaser. After affording each of Seller and Purchaser and their respective accountants the opportunity to present its position as to such determination (which opportunity shall not extend for more than 30 days from the date the independent public accountants are retained), the accounting firm selected pursuant to this paragraph shall determine the adjustment pursuant to
Section 2.04 and such determination shall be final and binding. All fees, costs and expenses of such accounting firm shall be subject to pro rata allocation between the parties based on a percentage calculated by dividing the total dollar amount of all disputed items with respect to which a party was the prevailing party by the total dollar amount of all disputed items. Notwithstanding the foregoing, to the extent that any amount of the adjustment to the Purchase Price is not disputed, such undisputed amount shall be delivered to Seller or Purchaser, as the case may be, in accordance with
Section 2.04(c) below.

     2.04. Adjustment of Purchase Price. For the purposes of this adjustment, the "Closing Adjusted Net Working Capital" shall mean the amount of current assets minus current liabilities of the Business as of the close of business on the day immediately preceding the Closing Date, all determined from the Audit. The parties acknowledge that the Accounts Receivable are being included in working capital solely for purposes of this adjustment and that the Purchased Assets do not include the Accounts Receivable.

     (a) If the sum of the Closing Adjusted Net Working Capital plus $500,000 exceeds $5,117,403, Purchaser will promptly pay to Seller the difference, together with interest at the "Prime Rate" from time to time in effect on such amount from the Closing Date until paid. As used in this Agreement, "Prime Rate" means the a rate of interest equal to the highest "prime rate" reported from time to time in the "Money" column of The Wall Street Journal, and shall change from time to time effective with any changes in the reporting of such rate.

     (b) If the sum of the Closing Adjusted Net Working Capital plus $500,000 is less than $5,117,403, Seller will promptly pay to Purchaser the difference, together with interest at the "Prime Rate" from time to time in effect on such amount from the Closing Date until paid.

     (c) Any payments to be made pursuant to this Section shall be made by wire transfer of immediately available funds to the account designated in
Schedule 2.04(c) or to another account designated by the recipient at least two business days prior to the transfer, except that payments of less than $5,000 may be made by check subject to collection.

     2.05. Allocation of Purchase Price. The Estimated Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.05 hereto. The Purchase Price as adjusted pursuant to Section 2.04 shall be allocated in a manner consistent with Schedule 2.05, taking into account the nature of adjustments made pursuant to Section 2.04. Such adjustment shall be reflected in Revised Schedule 2.05, to be initialed by the parties.

     2.06. Certain Payments and Prorations.

     (a) Liabilities such as taxes (to the extent described in 6.07(c)), rent, utilities, deposits and other like items included in the Assumed Liabilities shall be prorated between Seller and Purchaser on the basis of the number of days of the calendar year or service period which has elapsed as of the close of business on the day immediately preceding the Closing Date and shall be appropriately reflected on the Closing Statement.

     (b) Seller and Purchaser shall equally share the cost of all sales and transfer taxes, including without limitation real estate transfer and recording fees, if any, imposed upon the sales and transfers provided for in this Agreement.

     (c) If the amount of the payments and prorations required pursuant to this Section 2.06 cannot be ascertained prior to the adjustment of the Purchase Price pursuant to Section 2.04 hereof, such payments and prorations shall be made based upon the best estimates of the parties and adjusted, if necessary, as soon as possible thereafter.

                                  ARTICLE III
                         REPRESENTATIONS-AND WARRANTIES

     3.01. Representations and Warranties of Seller. Simultaneously with the execution and delivery of this Agreement, Seller is delivering to Purchaser a Disclosure Schedule consisting of the Schedules referred to in this Agreement (the "Disclosure Schedule"). Except as and to the extent set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser as follows and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Purchaser or on its behalf.

     (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to transact business as a foreign corporation in the jurisdictions (which are listed on Schedule 3.01(a) hereto) where it is required to qualify in order to conduct the Business as presently conducted; except where the failure so to qualify would not have a Material Adverse Effect (as hereinafter defined). As used in this Agreement, "Material Adverse Effect" means a material effect on the operations, financial condition, results of operations, assets or liabilities of the Business taken as a whole or the Purchased Assets taken as a whole. Seller has the power and authority to own, lease and operate its properties, to carry on the Business as it is now being conducted and to enter into this Agreement.

     (b) Consents, Authorizations and Binding Effect. Seller may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice, except for such consents, approvals, authorizations or waivers (collectively, "Consents") which have been obtained and are unconditional and such notices which have been duly given (including, without limitation, any such consents or notices delivered pursuant to Section 1.03 of this Agreement) in connection with the execution, delivery and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by Seller and, assuming execution and delivery thereof by Purchaser, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws of general application relating to or affecting the enforcement of rights of creditors and by general principles of equity (whether considered in an action at law or in equity). The execution, delivery and performance of this Agreement by Seller will not:

           (i) constitute a violation of its respective Certificate or Articles of Incorporation or By-Laws,

           (ii) conflict with, result in the breach of or constitute a default, or give any other person the right to terminate and/or to accelerate any obligation, under any contract, agreement commitment, undertaking, restriction or other instrument to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets may be bound or affected, and which could reasonably be expected to result in a Material Adverse Effect, or

           (iii) constitute a violation of any statute, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator applicable or relating to or binding upon Seller, the Purchased Assets or the Business, or

           (iv) result in the creation of any Lien (as defined in Section 3.01(d)) upon any of the Purchased Assets. No consent, approval or authorization of, waiver from or notice to any other person is required to maintain in full force and effect for the benefit of Purchaser the Company Contracts, other than such consents and waivers which have been obtained and are unconditional and in full force and effect and such notices which have been duly given. For all purposes of this Agreement, all references to this Agreement shall be deemed to include the documents, agreements and instruments executed and delivered by Seller pursuant to or in connection with this Agreement, unless the context clearly requires otherwise.

           (c) Financial Statements and Financial Condition. Seller has maintained its books of account in accordance with applicable laws, rules and regulations and with GAAP. Seller has previously provided to Purchaser the following financial statements:

           (i) the (x) unaudited balance sheet of the Business as of October 28, 1995 (the "October 28 Balance Sheet") and (y) an income statement of the Business for the year ended October 28, 1995 (collectively, the "Annual Financial Statements") and

           (ii)  the unaudited (x) balance sheet of the Business as of July
     27, 1996 (the "Interim Balance Sheet") and (y) income statements of the Business for the ten months then ended (the "Interim Financial Statements" and, together with the Annual Financial Statements, sometimes collectively referred to herein as the "Financial Statements").

Copies of the Interim Financial Statements are included on Schedule 3.01(c). The Annual Financial Statements have been prepared in conformity with GAAP, and, except as set forth on Schedule 3.01(c), present fairly the financial position of Seller as of the dates of such statements and the results of operations for the periods covered by such statements. The Annual Financial Statements furnished the basis (without further material adjustment) for the preparation of the audited financial statements of JPS Textile Group, Inc. for the corresponding date or fiscal period, insofar as such audited statements relate to Seller or their operations. To Seller's knowledge, as of the date hereof, Seller has no material liabilities related to the Business other than:

           (i)   those set forth or reserved against in the Interim Balance
     Sheet,

           (ii) those incurred since the date of the Interim Balance Sheet in the ordinary course of business in arms' length transactions and consistent in nature, amount and scope with past practice ("Ordinary Course"),

           (iii) obligations under contracts, agreements and leases to be assumed by Purchaser pursuant to Section 1.01(f) hereof, and

           (iv) those described on Schedule 3.01(c)(ii) hereto.

           (d) Title and Condition of Purchased Assets. Seller has, and pursuant to this Agreement will convey, sell, transfer and assign to Purchaser on the Closing Date, good and marketable title to the Purchased Assets, free and clear of liens, encumbrances, claims, security interests, mortgages, pledges, agreements and rights of others (individually a "Lien" and collectively "Liens"), other than Permissible Liens (as hereinafter defined) and Liens described on Schedule 3.01(d)(i) hereto, none of which affects the marketability of the title to such assets or the use or enjoyment thereof in the Ordinary Course of the Business or materially detracts from the value of such assets. The improvements, fixtures and appurtenances on or to the real property included in the Purchased Assets (the "Owned Real Property") or on or to any real property the subject of any lease included in the Purchased Assets (the "Leased Real Property"), and the tangible assets included in the Purchased Assets or the subject of any lease included in the Purchased Assets, are in good operating condition, order and repair, subject to ordinary wear and tear, and are suitable for the purposes of the Business as presently operated. Except as set forth on Schedule 3.01(d)(i) and in Exhibit A hereto, the Purchased Assets constitute all of the assets used in the operation of the Business as presently conducted. Schedule 3.01(d)(ii) hereto includes a summary description of material tangible personal property in the nature of machinery and equipment owned or leased by Seller and used in connection with the Business. "Permissible Liens" means, with respect to any Purchased Asset, (i) any minor imperfection of title with-respect to such asset which does not materially affect the full use and enjoyment of such asset for the purposes for which it is currently used or detract from its value, (ii) the exceptions to title set forth on the title policies (or title commitments) identified on Schedule 3.01(d)(ii) hereto and obtained by Purchaser in connection with the acquisition of the Owned Real Property and the Leased Real Property, (iii) Taxes not yet due and payable, (iv) such matters as are set forth on the surveys (if any) delivered by Seller to Purchaser with respect to the Owned Real Property and the Leased Real Property and (v) mechanics, liens for maintenance or other work that has been performed on any of the Purchased Assets and with respect to which obligations and liabilities arising from such maintenance or other work have been paid or included on the Closing Statement.

     (e) Real Estate. Schedule 3.01(e)(i) hereto contains a true and complete list of all real property owned or leased by Seller and used in the conduct of its Business. Except as listed on Schedule 3.01(e)(i) and except for Permissible Liens, Seller has good and marketable title in fee simple to the real property listed on Schedule 3.01(e)(i) as owned by Seller.

     (f) Inventories. Except as described on Schedule 3.01(f), Seller is not under any material liability or obligation with respect to the return of inventory or merchandise used in connection with its Business or in the possession of wholesalers, distributors, retailers or other customers. Except as described on Schedule 3.01(f), no inventory is on consignment.

     (g) Receivables. The trade accounts and other receivables of Seller with respect to its Business are bona fide receivables and arose out of arms-length transactions.

     (h) Insurance. Schedule 3.01(h)(i) hereto contains a list of all policies of insurance maintained by or on behalf of Seller with respect to its Business, including insurance providing benefits for employees, in effect on the date hereof and generally describing the coverage thereby. Except as set forth in Schedule 3.01(h) (ii) and except for claims with respect to employee benefits, there are no claims pending or, to the knowledge of Seller, threatened under any of said policies or disputes with underwriters, and all premiums due and payable have been paid and all such policies are in full force and effect in accordance with their respective terms. To Seller's knowledge, Seller has not been denied insurance, or been offered insurance only at a commercially prohibitive premium, with respect to its Business - Nothing in this Section 3.01(h) shall be deemed to be an express or implied representation or warranty of Seller as to the adequacy of any policies of insurance or the assignability thereof to Purchaser.

     (i) Litigation and other Proceedings. Except as described on Schedule 3.01(i) hereof, and whether or not covered by insurance, there are no actions, suits, liens, claims or proceedings, whether in law or equity, or governmental or administrative investigations pending or, to Seller's knowledge, threatened against Seller, and no requests for environmental cleanup actions, cost reimbursement or contribution by any federal, state or local agencies or by any private parties pending or, to Seller's knowledge, threatened against Seller, in connection with the Business or with respect to any of the Purchased Assets or any asset or property of others leased or used by such Seller or the.subject of any contract, lease or agreement to be assigned to Purchaser pursuant to this Agreement, or which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

     (j) Compliance. Except as described in Schedule 3.01(j) (i): (i) Seller is in compliance with, and no default or violation exists under, laws, rules, regulations, decrees and orders applicable to its Business, employees and properties, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; (ii) to Seller's knowledge, neither Seller, the Purchased Assets nor the transactions contemplated under this Agreement are subject to any judgment, order or decree entered in any lawsuit or governmental or legal proceeding, and no material investigations have been conducted during the two (2) years prior to the date of this Agreement, in connection with the ownership, operation or use by Seller of the Purchased Assets or the operations of the Business; and (iii) to Seller's knowledge, Seller has duly filed all reports and returns required to be filed by each of them with governmental authorities and obtained all governmental or regulatory permits and licenses and other governmental consents which are required in connection with the Business. To Seller's knowledge, such permits, licenses and consents are in full force and effect, no proceedings for the suspension or cancellation of any of them is pending or threatened, and none will lapse, terminate or otherwise become ineffective upon the consummation of this Agreement and all have been or will be transferred to Purchaser in connection with this Agreement. Schedule 3.01 (j) (ii) contains a complete list of permits, licenses and consents referred to in clause (iii) above, as well as other permits, licenses and consents obtained or issued to Seller during the past three (3) years relating to the ownership, use and operation of the Business and the Purchased Assets. To Seller's knowledge, except as specified in Schedule 3.01 (j) (ii), no application for any such permits, licenses or consents within such three (3) year period has been denied.

     (k)   Environment, Health and Safety. Except as specified in Schedule
3.01(k):

           (i) To Seller's knowledge, Seller has complied with, and Seller's operations are in compliance with, all Environmental Laws (as hereinafter defined) in all material respects. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced, or to the knowledge of Seller, threatened, against any of them alleging any failure to comply with any such law or regulation.

           (ii) Seller has not released or is not releasing (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), "Released") and to its knowledge no prior owners, occupants or any other persons have Released, any Hazardous Substances on, upon, into, over or from any real property owned, operated or leased by Seller. To Seller's knowledge, no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Seller or in relation to the real property or any property owned, operated or leased by Seller within five (5) years prior to the Closing Date.

           (iii) Seller has obtained all material environmental permits that are required under applicable laws. All such environmental permits are listed in Schedule 3.01(k) (iii) hereto. To Seller's knowledge, except as listed in Schedule 3.01(k) and heretofore provided to Purchaser, within three (3) years prior to Closing Date there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to the Business or the Purchased Assets.

           (iv) There have been no private or governmental claims, citations, complaints, notices of violation or requests for information, demands or notices, letters made, issued to or, to the knowledge of Seller, threatened against Seller or any Affiliate of Seller by any governmental entity or private or other party within five (5) years prior to the date of this

     Agreement for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of the Purchased Assets, Excluded Assets or the operation of the Business or the off-site transport or disposal or Release of any Hazardous Substances. Schedule 3.01(k)(ii) sets forth a description of locations used by Seller prior to the date of this Agreement for the treatment, storage, transportation or disposal of "Hazardous Substances," or to Seller's knowledge, used by any other person in connection with the operations of the Business.

           (l) Taxes and Other Payments. Purchaser will not incur or assume and Seller shall indemnify and hold Purchaser and Purchaser's Affiliates (as hereinafter defined) harmless against any liability or obligation with respect to any liability or obligation, direct or indirect, absolute or contingent, of Seller or any of its Affiliates for any Retained Taxes for any period up to and including the Closing Date. As used in this Agreement, "Taxes" means all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under code section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value-added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. Except for Taxes to be allocated on the Closing Balance Sheet in accordance with this Agreement, to the knowledge of Seller with respect to any tax which is not a Retained Tax, Seller has paid or will adequately accrue on the Closing Statement all Taxes, other than Retained Taxes, for all periods up to and including the Closing Date in respect of the Business and the employees of the Business, and is not in default in payment of any such tax or tax related obligation, and Seller has duly filed or will file or cause to be filed in a timely fashion all tax reports and returns required for all periods up to and including the Closing Date, and all such reports and returns are correct and complete as filed in all material respects. Except as described in Schedule 3.01(l), Seller has not received notice of any tax deficiency outstanding other than with respect to Retained Taxes, proposed or assessed against it in connection with the Business, nor has it executed any waiver of any statute of limitations on the assessment or collection of any tax or tax related obligation. Except as disclosed in Schedule 3.01(l) there are no powers of attorney executed by Seller with respect to taxes other than with respect to Retained

Taxes owed to or by such Seller. Schedule 3.01(l) lists all such deficiencies asserted in connection with the Business within the last five calendar years other than with respect to Retained Taxes.

     (m) Customers and Suppliers. Schedule 3.01(m) sets forth a list (i) of the 20 largest customers and (ii) of the 20 largest suppliers, of the Business, in terms of sales and purchases, as the case may be, during the years ended October 28, 1995 and 1994, and the ten months ended August 31, 1996. To the knowledge of Seller, there has been no loss nor has it received written notice of any threatened loss, and there is no acquisition pending or announced, of any customer, supplier or account of Seller listed on Schedule 3.01(m), or any loss of a customer, supplier or account which would be material to the Business, except to the extent specifically disclosed in Schedule 3.01(m). For purposes of this Section 3.01(m), the term "material" with respect to any customer or account means any customer or account that accounted for net sales in excess of $200,000 during the years ended October 28, 1995 or 1994 or $150,000 for the nine-month period ended July 31, 1996, and with respect to any supplier means any supplier that accounted for purchases in excess of $100,000 during the years ended October 28, 1995 or 1994 or $75,000 for the nine-month period ended July 31, 1996. Nothing in this Section 3.01(m) shall be deemed to be an express or implied representation or warranty of Seller as to continued sales to customers or as to the continued availability of products and services from suppliers.

     (n) Patents, Trademarks, Trade Secrets, Etc. Schedule 3.01(n)(i) hereto contains a list and description of:

           (i) all patents, patent applications, trademarks, trademark registrations, applications for trademark registration, trade names and copyright registrations and applications therefor in which Seller has any ownership interest and is used currently or was used in any material respect during the last two years in connection with the Business;

           (ii) computer software and programming in which Seller or any of Seller's Affiliates has any ownership interest or which Seller is developing and is used currently or was used in any material respect during the last two years in connection with the Business; and

           (iii) all license agreements (except "shrink wrap" software license agreements) with respect to any of the types of Intellectual Property to which reference is made in clauses (i) and (ii) of this Section 3.01(n) as to which Seller is a licensor or licensee.

To Seller's knowledge, no patents, trademarks, trade names or copyright registrations not described on Schedule 3.01(n)(i), or trade secrets or proprietary secrets not included in the

Purchased Assets, are necessary in connection with the conduct of the Business in the manner presently operated by Seller. Except as described on Schedule 3.01(n)(ii) hereto, there are no pending or to Seller's knowledge threatened claims against Seller by any person with respect to any of the items, or their use, listed on Schedule 3.01(n)(i) and, to Seller's knowledge no valid basis exists for any such claim. Seller owns and the Business has the right to use free of the claims of any third parties Seller's wide-width slitting technology currently used in the Business. For purposes of this Agreement, the term Affiliate means and includes any entity controlling, controlled by or under common control with Seller (as "control" is used in the Securities Exchange Act of 1934, as amended), including without limitation any direct or indirect parent corporation or subsidiary of Seller (an "Affiliate"); provided, however, that Odyssey Partners, L.P., and its Affiliates (other than Seller, JPS Textile Group, Inc., JPS Carpet Corp. and JPS Converter and Industrial Corp.) shall not be deemed Affiliates of Seller.

           (o) Employees. Schedule 3.01(o) hereto contains a list of all persons who work in the Business receiving compensation from Seller in excess of $50,000 per annum and a description of the compensation and the components thereof to which each such person presently is or in the future will be entitled.

           (p)   Pension and-other Employee Plans and Contracts.
           (i) The only employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), welfare benefit plans (as defined in Section 3(i) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, and other employee fringe benefit plans maintained by, or contributed to by Seller or any Affiliate of Seller with respect to Seller's employees within the past five years are those listed in Schedule 3.01(p) (the "Benefit Plans"). For purposes of this Section 3.01(p), all references to Seller shall include any other employer that is or was at any time, together with Seller, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code.

           (ii) Seller and each of the Benefit Plans, is in compliance with the terms of the Benefit Plans, the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans, except for any noncompliance that would not have any adverse effect on Purchaser or the Purchaser 401(k) Plans, as defined in Section 6.03.

           (iii) Each of the Benefit Plans from which Seller will make "eligible rollover distributions" as described in Section 6.03(a) has received a determination letter from the Internal Revenue Service ("IRS") to the effect that such plan is qualified and exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code; and no determination letter with respect to any such Benefit Plan has been revoked nor, to the knowledge of Seller, has revocation been threatened, nor has anything occurred with respect to any such Benefit Plan since the date of its most recent determination letter which would adversely affect its qualification.

     (q) Company Contracts. All Company Contracts (as hereinafter defined) are valid and in full force and effect, constitute the legal, valid and binding obligations of Seller and, to Seller's knowledge, the other parties thereto. There are no existing defaults by Seller or, to Seller's knowledge, by any other party under the Company Contracts and, to the knowledge of Seller, no event, act or omission (including without limitation after giving effect to the Closing contemplated under this Agreement) has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default thereunder. To Seller's knowledge, no other party to any Company Contract has asserted in writing the right to renegotiate the terms or conditions of any Company Contract. For purposes of this Agreement, the term "Company Contracts" means and includes those items listed on Schedule 3.01(q) hereto, and all other contracts, mortgages, debt instruments, security agreements, licenses, commitments, guarantees, leases, charters, franchises, powers of attorney and agency and other agreements (i) relating to or affecting any of the Purchased Assets or (ii) to which Seller or any Affiliate of Seller is a party or is bound and which relate in part or whole to or affect the Business, but excluding the Fourth Amended and Restated Credit Agreement, dated as of June 24, 1994, as amended, restated, supplemented or modified from time to time, among JPS Textile Group, Inc., JPS Carpet Corp., JPS Converter and Industrial Corp, Seller, the financial institutions party thereto (the "Senior Lenders"), Citibank, N.A., as agent and administrative agent for the Senior Lenders, and General Electric Capital Corporation, in its capacity as co-agent and collateral agent or the Senior Lenders (the "Seller Credit Agreement").
Schedule 3.01(q) lists all Company Contracts that:

           (i) involve or would involve the payment of in excess of $50,000 during any fiscal year or in excess of $50,000 in the aggregate during the remaining term of such contract, or are otherwise material to the Business,

           (ii) relate to the design of any products sold by Seller or relate to the payment of royalties with respect thereto,

           (iii) guarantee, indemnify or otherwise cause Seller to be liable for the obligations or liabilities of another,

           (iv) involve the borrowing or lending of money,

           (v) involve an agreement with any bank, finance company or similar organization for the sale of products on credit,

           (vi)  involve the sale of products on consignment,

           (vii) are or contain a power of attorney,

           (viii) contain any renegotiation or redetermination provision,

           (ix) restrict Seller from carrying on its business anywhere in the world,

           (x) involve as a party (A) any officer or director of Seller or any Affiliate of Seller or any associate of any such person, as the term "associate" is defined in the rules and regulations of the Securities and Exchange Commission ("Associate") or (B) any corporation (other than Seller), firm or individual in which any such person has any material interest, or with whom such person has any relation by blood or marriage, direct or indirect,

           (xi) require or are otherwise contingent upon the payment of commissions or compensation to any person not a party to such Contract, or

           (xii) is a collective bargaining agreement.

True and complete copies of all Company Contracts listed on Schedule 3.01(q) have heretofore been furnished to Purchaser. The contracts, mortgages, debt instruments, security agreements, licenses, commitments, guarantees, leases, charters, franchises, powers of attorney, agency and other agreements to which Seller is a party, which relate to the Business and which are being assigned to and assumed by Purchaser under this Agreement and which are not listed on
Schedule 3.01(q) will not involve the payment by Purchaser thereunder in the aggregate under all such contracts of more than $150,000. The bills of sale and other instruments of transfer delivered at the Closing effectively transfer and vest in Purchaser all the rights and benefits to which, immediately prior to the Closing, Seller was entitled under each Company Contract.

     (r) Conflicts; Intercompany Relations. To Seller's knowledge, Seller has not engaged in any transaction, or entered into any material contract, or conducted any business with any present officer or director of Seller, or with any Affiliate of

Seller, with respect to the Business except on terms and conditions no less favorable to the Business than obtainable from independent third parties.

     (s) Labor. Except as set forth on Schedule 3.01(s), (a) there is no unfair labor practice complaint against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or other similar forum, or to the knowledge of Seller, efforts to organize with respect to employees of Seller; (b) there is not now, nor has there been within the last three years, any labor strike, slowdown or stoppage actually pending or threatened against Seller; (c) no grievance which would have a material adverse effect on the Business nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor exists. True and complete copies of all collective bargaining or union contracts or agreements have been provided by Seller to Purchaser and are listed in Schedule 3.01(s).

     (t) Product Liability Claims. Except as listed in Schedule 3.01(t), there are no material product liability or material service liability claims pending or to Seller's knowledge, threatened against Seller or against any other party with respect to the products or services of the Business. Schedule 3.01(t) lists all pending product and service liability claims seeking damages in excess of $10,000 in respect of which Seller or any Affiliate of Seller has received notice with respect to the products or services of the Business during the last five years; such claims not listed on such Schedule do not aggregate more than $50,000. Seller has not experienced any unusual or excessive product or service liability claims during the last three years with respect to the products or services of the Business.

     (u) Warranties and Returns. Schedule 3.01(u)(i) sets forth a summary of the present practices and policies followed by Seller with respect to guarantees, warranties, servicing or repairs of any products sold and services rendered by the Business, whether such practices are oral or in writing or are deemed to be legally enforceable. To Seller's knowledge, except as set forth in
Schedule 3.01(u) (ii), there is not presently, nor has there been within the last two years, any failure of a product sold by Seller such as to require a general recall or replacement campaign with respect to such product or a reformulation or change of such product, nor has there been any acceptance of returns of defective goods of in excess of five percent (5%) of any such product sold by Seller during either of the years ended October 28, 1995 and October 28, 1994 or the nine-month period ended July 31, 1996.

     (v) Absence of Certain Changes. Except as set forth on Schedule 3.01(v), since October 28, 1995 there have been no changes in the Business, assets or liabilities of Seller which individually or in the aggregate have had a Material Adverse Effect, except for such changes as have affected others engaged in the same business as Seller in a similar way. Since October 28, 1995, except as set forth in Schedule 3.01(v), (i) the Business has been operated in the ordinary Course of business consistent with past practice, (ii) Seller has not entered into, or agreed to enter into, any transaction not in the Ordinary Course of business and (iii) Seller has not made any changes in its accounting principles. Without limiting the generality of the foregoing, Seller has not:

           (i) increased or experienced any adverse change in any assumption underlying any method of calculating bad debts, contingencies or other reserves from that reflected in the financial statements as at June 30, 1996,

           (ii) since August 31, 1996, cancelled or waived any claim or right of substantial value or sold, transferred, distributed or otherwise disposed of any of its assets, except for a fair consideration in the Ordinary Course of business,

           (iii) since June 30, 1996, written down the value of any inventory having an aggregate value in excess of $50,000 or written off as uncollectible notes, trade accounts or other receivables having an aggregate value in excess of $50,000,

           (iv) made any commitment that remains unfulfilled for additions to property, plant or equipment having an aggregate cost in excess of $100,000,

           (v) since June 30, 1996, experienced any damage, destruction or loss, whether or not covered by insurance, in excess of $100,000,

           (vi) since June 30, 1996, made or agreed to make any increase in the compensation payable to any of its employees, other than in accordance with continuing obligations disclosed in the Schedules,

           (vii) since October 25, 1995, lost any key employees or key salespersons,

           (viii) since August 31, 1996, entered into or amended any bonus, incentive, compensation, deferred compensation, or any employment or consulting agreement,

           (ix) since June 30, 1996, sold or disposed of any of its assets, except dispositions of Inventory in the Ordinary Course of business,

           (x) since June 30, 1996, entered into any transaction or contract, or amended or terminated any transaction or contract, with respect to the Business, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the Ordinary Course of business in arm's length transactions, none of which transactions or contracts, or amendments or terminations thereof, could reasonably be expected to have a Material Adverse Effect upon the Purchased Assets or the Business, or the financial condition or prospects thereof, acquired by Purchaser pursuant to this Agreement, or

           (xi) since the applicable date set forth above, agreed, whether in writing or not, to do any of the foregoing.

           (w) Other Information. The representations and warranties of Seller set forth in this Agreement or in any certificate furnished pursuant hereto are correct and complete in all material respects, and do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained therein not materially misleading.

           (x) Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller. As used in this Agreement, "Person" shall mean any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or a government or political subdivision thereof.

           (y) Solvency. Based upon information presently known to Seller and assuming the accuracy of Purchaser's representations and warranties contained in this Agreement, Seller has adequate capital and is able to satisfy its known and reasonably probable liabilities as they come due in the ordinary course of business, and the fair salable value of the assets of Seller exceeds such liabilities.

     For purposes of this Agreement, references to the "knowledge of Seller", "Seller's knowledge" or "Seller's awareness" or words of similar import shall mean and include the actual knowledge of the officers and directors of Seller, after due inquiry of the officers and personnel listed on Schedule 3.01(y) with respect to the indicated matters.

           3.02. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Seller or any of its Affiliates.

           (a) Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to transact business as a foreign corporation in the jurisdictions (listed on Schedule 3.02(a) hereto) where it is required to qualify in order to conduct the Business as presently conducted, except where the failure so to qualify would not have a Material Adverse Effect. Purchaser has the power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement.

           (b) Consents, Authorizations and Binding Effect. Purchaser may execute, deliver and perform this Agreement without the necessity of Purchaser obtaining any consent, approval, authorization or waiver or giving any notice, except for such consents, approvals, authorizations or waivers which have been obtained and are unconditional and in full force and effect and such notices which have been given. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws of general application relating to or affecting the enforcement of rights of creditors and by general principles of equity (whether considered in an action at law or in equity) . The execution, delivery and performance of this Agreement will not:

           (i) constitute a violation of the Certificate of Incorporation or the By-laws of Purchaser, or

           (ii) conflict with, result in the breach of, or constitute a default, or give any other person the right to terminate and/or to accelerate any obligation, under, any restriction or other instrument to which Purchaser is a party or by which Purchaser may be bound or affected, or

           (iii) constitute a violation of any statute, order, decree, regulation or rule of any court, government authority or arbitrator which may be applicable to the Purchaser or its parent company or shareholders.

           (c) Financing Arrangements. On the Closing Date, Purchaser will have sufficient funds available to comply with Purchaser's obligations under
Article IV and to consummate the transactions contemplated in this Agreement.

           (d) Disputes. There is no litigation pending or, to Purchaser's knowledge, threatened, against Purchaser which would materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

           (e) Brokers. No person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

           (f) Solvency. Immediately following the Closing, and after giving effect to any financing obtained by Purchaser in connection with the financing and the consummation of the transactions contemplated under this Agreement, based upon information presently known to Purchaser regarding future operations of the Business and assuming the accuracy of Seller's representations and warranties contained in this Agreement, Purchaser will have adequate capital and will be able to satisfy its known and reasonably probable liabilities as they come due in the ordinary course of business, and the fair salable value of the assets of Purchaser will exceed such liabilities.



                                   ARTICLE IV
                       CLOSING AND CONDITIONS OF CLOSING

           4.01. Closing. The closing of the transactions contemplated by this Agreement is taking place at the offices of Dechert Price & Rhoads in New York, New York commencing at 9:00 a.m. local time on the date of this Agreement (the "Closing Date"), or at such other location, or at such other time, as the parties hereto shall agree. The Closing shall be deemed to be effective as of the opening of business on the date of this Agreement, which shall be the "Closing" or the "Closing Date" for the purposes of this Agreement or any instrument or document delivered in connection herewith.

            4.02. Conditions of Obligations of Purchaser. The obligations of Purchaser to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Purchaser.

           (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects. Seller shall have performed in all material respects the obligations necessary to be performed by it under this Agreement prior to the Closing Date. Purchaser shall have received certificates, dated as of the Closing Date, signed by the President and Secretary of Seller with respect to the foregoing.

           (b) Authorization of Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller shall have been duly and validly taken by the Board of Directors, Seller and the stockholders of Seller, and

Seller shall have full power and right to consummate the transactions contemplated hereby on the terms provided herein.

           (c) Transfer of Assets. Seller shall have delivered to Purchaser the Purchased Assets and such warranty deeds, bills of sale with covenants of warranty, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance, and opinions and documents of further assurance, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser, and evidence the vesting in Purchaser of, good and valid title to the Purchased Assets as provided for, and subject to the limitations and exceptions set forth, in this Agreement.

           (d) Consents. Subject to Section 1.03, Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that any licenses, trademarks, trade names, patents, permits, consents, registrations, authorizations and/or orders of governmental authorities and parties to contracts with Seller as are necessary to the consummation of the transactions contemplated by this Agreement, and for Purchaser to operate the Business, have been obtained. All governmental authorizations, consents, approvals, exemptions, or other actions required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

           (e) Surveys and Title Insurance Policies. Purchaser shall have received surveys (certified to Purchaser and its lender(s) and prepared at Seller's expense) and preliminary title insurance binders (obtained at Purchaser's expense) in form and substance reasonably satisfactory to counsel to Purchaser, showing good and marketable title in fee simple, as warranted in
Section 3.01(e), to the real property vested in Seller, title to which is to be transferred to Purchaser pursuant to Section 1.01.

           (f) Security Interests, Encumbrances, Liens, etc. Purchaser shall have received written advice (which shall be obtained at Purchaser's expense and updated as of the Closing Date), in form and substance reasonably satisfactory to counsel to Purchaser, to the effect that a search of the public records has disclosed that no Liens, other than those reflected in Schedule 3.01(d) or being released at Closing, have been filed or recorded with respect to the Business or the Purchased Assets.

           (g) Opinion of Counsel to Seller. Purchaser shall have received the favorable opinion of Weil, Gotshal & Manges LLP, counsel to Seller, dated as of the Closing Date.

           (h) Suits or Proceedings. No suit, proceeding or investigation shall have been commenced or, to Seller's knowledge, threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions herein contemplated.

           (i) Financial Statements. Seller shall have delivered to Purchaser the management reports of the Business as at the end of each calendar month prior to the Closing Date commencing with the month ending November 30, 1995, through August 31, 1996.

           (j) Agreements. Seller shall have entered into a Trademarks Agreement providing for the transfer of certain rights in certain Intellectual Property not being conveyed as part of the Purchased Assets (the "License Agreement"), a sublease with respect to the lease of the Business's Westfield, North Carolina real property (the "Sublease") and a services agreement with respect to the provision by Seller of certain services by Seller to Purchaser (the "Services Agreement").

           4.03. Conditions of Obligations of Seller. The obligations of Seller to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Seller:

           (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects. Purchaser shall have performed the obligations necessary to be performed by it under this Agreement prior to the Closing Date. Seller shall have received the certificates, dated as of the Closing Date, signed by the Chairman and the Secretary of Purchaser with respect to the foregoing.

           (b) Authorization of Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser shall have been duly and validly taken by the Board of Directors of Purchaser and the stockholders of Purchaser and Purchaser shall have full power and right to consummate the transactions contemplated hereby on the terms provided herein.

           (c) Opinion of Counsel to Purchaser. Seller shall have received the opinion of Messrs. Dechert Price & Rhoads, counsel to Purchaser dated as of the Closing Date.

           (d) Purchase Price. Purchaser shall have delivered to Seller the Estimated Purchase Price.

           (e) Assumption of Liabilities and Certain Contracts. Purchaser shall have executed and delivered to Seller an agreement of assumption, assuming and agreeing to pay and perform, and covenanting with Seller that Purchaser will pay and perform the Assumed Liabilities.

           (f) Suits or Proceedings. No suit, proceeding or investigation shall have been commenced or, to Purchaser's knowledge, threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions herein contemplated.

           (g) Consents. All governmental and third party authorizations, consents, approvals, exemptions, lien releases, or other actions required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, including without limitation any consents pursuant to the Seller Credit Agreement.


                                   ARTICLE V
                                INDEMNIFICATION

           5.01. Indemnification of Purchaser. Subject to the terms and conditions of this Article V, Seller shall defend, at its own expense, and shall indemnify Purchaser, its Affiliates and their respective directors, officers, employees, shareholders and agents (collectively, "Purchaser's Indemnified Persons") against, and hold Purchaser's Indemnified Persons harmless from, any and all loss, damage or liability, and all expenses (including without limitation legal fees and costs of investigation, remediation or other response action and other costs) (the "Damages"), asserted against or incurred by Purchaser's Indemnified Persons resulting from or arising out of:

           (i) any breach of the representations and warranties made by Seller in or pursuant to this Agreement or by Seller or any Affiliate of Seller in any certificate or other instrument or agreement furnished or to be furnished to Purchaser hereunder; and

           (ii) the non-fulfillment of any agreement or covenant made by Seller in or pursuant to this Agreement or by Seller or any Affiliate of Seller in any certificate or other instrument or agreement furnished or to be furnished to Purchaser hereunder;

           (iii) the Retained Liabilities; and

           (iv) the litigation, claims and proceedings identified in Schedule 3.01(i).

           5.02. Indemnification of Seller. Subject to the terms and conditions of this Article V, Purchaser shall defend, at its own expense, and shall indemnify Seller, its Affiliates and their respective directors, officers, employees, shareholders and agents against, and hold Seller and its directors, officers, employees, shareholders and agents harmless from, any and all Damages incurred by Seller and its directors, officers, employees, shareholders and agents, resulting from or arising out of:

           (i) any breach of the representations and warranties made by Purchaser in or pursuant to this Agreement or by Purchaser or any Affiliate of Purchaser in any certificate or other instrument furnished or to be furnished to Seller hereunder;

           (ii) the non-fulfillment of any agreement or covenant made by Purchaser in or pursuant to this Agreement, or by Purchaser or any Affiliate of Purchaser in any certificate or other instrument or agreement furnished or to be furnished to Seller hereunder; and

           (iii) the Assumed Liabilities.

           5.03. Claims.

           (a) General. Promptly after receipt by an indemnified party of written notice of the commencement of any investigation, claim, proceeding or other action in respect of which indemnity may be sought from the indemnitor (an "Action"), such indemnified party shall notify the indemnitor in writing of the commencement of such Action; but the omission to so notify the indemnitor shall not relieve it from any liability that it may otherwise have to such indemnified party, except to the extent that the indemnitor is materially prejudiced or forfeits substantive rights or defenses as a result of such failure. In connection with any Action in which indemnitor and any indemnified party are parties, the indemnitor shall be entitled to participate therein, and may assume the defense thereof. If the indemnifying party advises the indemnified party in writing that it is assuming the defense of such Action and responsibility for any judgments or settlements resulting therefrom, notwithstanding the assumption of the defense of any such Action by the indemnitor, each indemnified party shall have the right to employ separate counsel and to participate in the defense of such Action, and the indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel to such indemnified party if: (a) the indemnitor shall have agreed to the retention of such separate counsel, (b) the indemnified party shall have reasonably concluded that representation of such indemnified party and the indemnitor by the same counsel would be inappropriate due to actual or, as reasonably determined by such indemnified party's counsel, potential differing interests between them in the conduct of the defense of such Action, or if there may be legal defenses available to such indemnified party that are different from or additional to those available to the indemnitor, or
(c) the indemnitor shall have failed to employ counsel reasonably satisfactory to such indemnified party within a reasonable period of time after notice of the institution of such Action or shall not be diligently defending such action. If such indemnified party retains separate counsel in cases other than as described in clauses (a), (b) or (c) above, such counsel shall be retained at the expense of such indemnified party. Except as provided above, it is hereby agreed and understood that the indemnitor shall not, in connection with any Action in the same jurisdiction, be liable for the fees and expenses of more than one counsel (plus appropriate local counsel) for all such indemnified parties. The party from whom indemnification is sought shall not, without the written consent of the party seeking indemnification (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment that does not include an unconditional release of the party seeking indemnification from all liabilities with respect to such claim.

           (b) Other Claims. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the party seeking indemnification shall promptly send notice of such claim to the party from whom indemnification is sought. If the latter does not dispute such claim, the latter shall pay such claim in full within 10 Business days. If the latter disputes such claim, such dispute shall be resolved by agreement of the parties or in any other manner available under law.

           (c) Limitations on Indemnification. Notwithstanding any other provision of this Agreement, with respect to any Damages resulting from a breach of any of the representations and warranties by either party hereto, the other party hereto (an "Indemnitee") shall be entitled to indemnification for only those Damages which arise out of such breach and are in excess of $150,000 in the aggregate (it being agreed that such Indemnitee shall bear the first $150,000 of Damages arising from such breaches or alleged breaches); Provided, however, that such limitations in this paragraph (c) shall not apply to Damages resulting from a breach of Sections 3.01(b), the first sentence of 3.01(d), 3.01(x), 3.02(b) or 3.02(e) or from the breach of any covenant, agreement or undertaking made in or pursuant to this Agreement. In no event will either party be liable under or with respect to this Agreement for any Damages or any portion of any Damages arising out of the breach of any representation or warranty in excess of the sum of the Purchase Price, as adjusted pursuant to Section 2.04, plus $2,597,328.

           (d) Subject to the provisions of Section 6.02 and 7.08, each party hereto acknowledges and agrees that, after the Closing Date, its sole and exclusive legal remedy with respect to any and all claims relating to or arising out of a breach of any representation, warranty, covenant or agreement made by the other party in this Agreement shall be pursuant to the indemnification provisions set forth in this Article Five.

           (e) In calculating any amounts payable pursuant to this Article Five by the Seller or the Purchaser, as the case may be, such amounts shall be reduced by (i) any tax benefit actually realized by the Indemnified Party, after taking into account any tax burden realized by the Indemnified Party, as a result of the facts giving rise to the claim for indemnification and receipt of the indemnification payment, and (ii) any insurance recoveries received by the Indemnified Party. All amounts paid pursuant to this Article five by one party to another party shall be treated by such parties as an adjustment to the Purchase Price for the Purchased Assets.


                                   ARTICLE VI
                          CERTAIN POST CLOSING MATTERS

           6.01. Allocation of Purchase Price. Seller and Purchaser acknowledge and agree that the allocation of the Purchase Price provided for by Schedule
2.05 hereto, and the following undertaking with respect to tax reporting, have been specifically negotiated by the parties at arms's length, and are part of the basis of this Agreement. Seller and Purchaser covenant and agree that each shall execute such tax forms and schedules as may be necessary or appropriate with respect to this transaction and such allocation and each shall prepare its Federal, state and local income tax returns employing the allocation of the Purchase Price set forth on Schedule 2.05 and will not take a contrary position with respect to such allocation in any tax proceeding or audit provided, however, that nothing contained herein shall require Seller or Purchaser to contest any proposed deficiency or adjustment by any taxing authority or agency; exhaust administrative remedies; or litigate before any court with respect to such allocation of the Purchase Price.

           6.02. Non-Competition and Confidentiality. (a) Seller agrees that, without the prior written consent of Purchaser, neither it nor any of its Affiliates shall, for a period of two years after the Closing Date, directly or indirectly,

           (i) be retained by, render consulting or advisory services to, or be a proprietor, director, partner or shareholder of, or operate, any enterprise that competes directly with Purchaser in the Business (as conducted as of the Closing Date) in such geographical areas as Seller manufactures, distributes and sells as of the date hereof or as to which it has developed any plans or proposals to manufacture, distribute or sell;
           (ii) disrupt any then existing relationship, contractual or otherwise, between Purchaser and any of the customers or clients of Purchaser or the Business or other persons with whom Purchaser deals with respect to the Business in a manner that could reasonably be expected to have an adverse effect on Purchaser; or

           (iii) solicit for employment or assist any other entity in soliciting for employment any employee or executive employed by Seller and hired by Purchaser on the Closing Date.

           (b) Without the specific prior written consent of Purchaser, Seller shall not, directly or indirectly, and Seller shall cause its Affiliates not to, divulge to any person, firm, corporation or association, or use for its own benefit, any trade secrets, proprietary secrets and any other confidential information concerning the Business, affairs, customers or clients of Seller relating to the Business or any data or statistical information of Seller relating to the Business, acquired by Purchaser pursuant to this Agreement, it being the intent of this Agreement to restrict Seller and its Affiliates and their officers and employees from disseminating or using any data or information which is included in the Purchased Assets and which is at the time of such use or dissemination unpublished and not readily available or generally known to persons involved or engaged in any businesses competitive with the Business; provided, however, that nothing herein shall prohibit Seller from (i) complying with any order or decree of any court of competent jurisdiction or governmental authority, but Seller will give Purchaser timely notice of the receipt of any such order or decree to enable Purchaser to attempt to obtain a protective order, or (ii) disclosing such information to the extent necessary to the Senior Lenders under the Seller Credit Agreement and their counsel and advisors, or as may be required by any law or the rules of any securities exchange, and provided, further, that the foregoing provision shall not apply to any information which is or becomes generally available to the public through no breach of this Agreement. In addition, Seller shall advise the respective officers and employees of Seller and its Affiliates of the obligations of Seller and such Affiliates under this paragraph (b), that such trade secrets, proprietary secrets and other confidential information have been conveyed to Purchaser and that such officers and employees are not entitled to use or disclose to any other person any of such secrets or confidential information and that Purchaser may enforce directly against such officers and employees whatever rights Purchaser may have with respect to such secrets and confidential information.

           (c) Although the restrictions contained in Section 6.02(a) hereof are considered by the parties hereto to be fair and reasonable in the circumstances, if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Section 6.03(a) shall apply, at the election of Purchaser, with such modifications as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

           (d) If a violation of any covenant contained in this Section 6.02 occurs or is threatened, Seller acknowledges that such violation or threatened violation will cause irreparable injury to Purchaser and the remedy at law for any such violation or threatened violation will be inadequate, and Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

           (e) The covenants contained in this Section 6.02 shall inure to the benefit of Purchaser and its successors and assigns.

           6.03. Certain Employee and Employee Benefits Matters.

           (a) As soon as practical after the Closing Date, Purchaser shall establish two (2) qualified defined contribution plans, that include a qualified cash or deferred arrangement under Section 401(k) of the Code ("Purchaser 401(k) Plans"), one for hourly employees and one for salaried employees, copies of which plans have been furnished or made available to Seller. The Purchaser 401(k) Plans shall cover each employee eligible to participate ("Participating Employee") under the Savings, Investment, and Profit-Sharing Plan of JPS Textile Group ("Seller 401(k) Plan") who becomes an employee of Purchaser as of 12:01 a.m. on the day following the Closing Date and who was eligible to participate in the Seller 401(k) Plan as of the Closing Date. To the extent allowed by law, Seller shall cause all distributions from the Seller 401(k) Plan on or following the Closing Date to qualify as "eligible rollover distributions" and shall timely provide the "section 402(f) notice" to participants under the Seller 401(k) Plan or shall notify Purchaser in writing whether and to what extent distributions from the Seller 401(k) Plan do not qualify as "eligible rollover distributions." Purchaser shall cause the Purchaser 401(k) Plans to allow acceptance of "eligible rollover distributions" and the transfer of any outstanding participant loans from the Seller 401(k) Plan. The Purchaser 401(k) Plans shall recognize for all Plan purposes all service recognized by the Seller 401(k) Plan on the Closing Date with respect to all employees of the Purchaser.

           (b) Purchaser and Seller shall cooperate with one another and take, or cause to be taken, such action as may be necessary or desirable to accomplish the actions described in this Section 6.03. Purchaser and Seller agree to provide each other with such records, information and assistance as they may reasonably request including any such information necessary to carry out their respective obligations under this Section 6.03.

           (c) No employee of Purchaser, nor his spouse, former spouse or other beneficiary under the Seller 401(k) Plan, the Purchaser 401(k) Plans, or any other plan of Seller or Purchaser shall be entitled to assert any claim, as a third party beneficiary or otherwise, under any provision of this Agreement (including, but not limited to, this Section 6.03).

           (d) Seller shall be liable for any and all claims for health, medical, dental, drug or similar benefits for employees of Seller (and their beneficiaries) with respect to which expenses were incurred on or prior to midnight of the Closing Date including, but not limited to, any such claims which were incurred but not reported) ("Pre-Closing Health Benefits"); provided, however, that with respect to any employee listed on Schedule 6.04(b) (or any eligible dependents thereof), Seller shall be liable for all such claims and benefits incurred on or prior to his or her respective Employment Date (as defined in Section 6.04(b) herein). Purchaser shall establish a group health plan ("Purchaser's Health Plan") which shall provide coverage for medical, dental and drug benefits substantially similar to that provided by Seller and shall apply with respect to claims by persons who become employees of Purchaser as of 12:01 a.m. on the day following the Closing Date ("Purchaser Employees") (and their beneficiaries) with respect to which the covered expenses were incurred after 12:01 a.m. on the day following the Closing Date. Purchaser's Health Plan will waive eligibility waiting periods, pre-existing conditions and "actively at work" requirements with respect to Purchaser Employees to the extent such eligibility waiting periods, preexisting conditions and "actively at work" requirements were satisfied by the Purchaser Employees under Seller's group health plan as of the Closing Date, provided however, that Purchaser's Health Plan will give credit for employment service with Seller to the extent that any recent hires of Seller have earned service credit with Seller toward their eligibility waiting periods, and which will credit any health or medical service expenses incurred during the 1996 plan year and on or before the Closing Date for purposes of applying the deductible and out of pocket limits under Purchaser's Plans for all Purchaser Employees. Notwithstanding the foregoing, Seller shall be liable for any and all claims for health, medical, dental, drug or similar benefits for persons who retired from employment with Seller (and their beneficiaries) and do not become employees of Purchaser following the Closing Date, without regard to whether expenses were incurred before, on or after the Closing Date ("Retiree Health Benefits").

           (e) Seller shall be liable for any and all long-term disability benefits under the terms of its insured long term disability plan, payable to all current and former employees of Seller who become entitled to such benefits on or prior to the Closing Date and whose covered disability continues after the Closing Date ("Seller's Disability Obligations"). Purchaser will provide a long-term disability insurance plan for all salaried persons who become employees of Purchaser effective as of 12:01 a.m. on the day following the Closing Date.

           (f) Purchaser shall provide severance benefits to such persons hired as employees by Purchaser following the Closing Date and thereafter terminated by Purchaser in accordance with Purchaser's own severance plan or policy; provided, however, that Purchaser shall reimburse Seller for any severance expense incurred by Seller with respect to any such employee terminated within 150 days after such employee's Employment Date (as defined in Section 6.04(b) herein). Except as provided above, Purchaser shall not assume nor be liable for any severance obligation under any severance plans, agreements, and policies of Seller with respect to any current or former employee of Seller, including without limitation any severance obligation arising as a result of the transactions contemplated by this Agreement ("Pre-Closing Severance Benefits").

           (g) Effective as of the day following the Closing Date, Purchaser will establish a Code Section 125 flexible benefits program ("Purchaser's FSA") substantially identical to the JPS Textile Group, Inc. Flexible Benefits Program ("Seller's FSA") for the benefit of the Employees (as defined in Section 6.04(a) herein). Seller will retain all obligations and liabilities under Seller's FSA through the Closing Date.

           (h) Purchaser shall credit each employee who accepts Purchaser's offer of employment in accordance with Section 6.04(b) herein with his or her credited service with Seller for all purposes (other than benefit accruals) under Purchaser's employee benefit plans, arrangements and payroll practices applicable to such employee.

           (i) Seller shall be liable for any and all claims for employees of Seller for workers, compensation benefits arising out of or with respect to conditions or states of fact existing or events occurring on or prior to the Closing Date ("Pre-Closing Workers' Compensation Benefits"). Purchaser shall provide workers' compensation coverage and benefits with respect to employees of Seller hired by Purchaser following the Closing Date.

           (j) Seller shall be liable for any and all claims for employees of Seller for life insurance benefits arising out of or with respect to events occurring on or prior to the Closing Date. Purchaser shall provide life insurance coverage and benefits with respect to employees of Seller hired by Purchaser following the Closing Date.

           6.04. Offers of Employment. (a) Schedules 3.01(o) and 6.04(a) list the name, job title, current base salary or hourly wage, annual bonus opportunity, and assigned location of all salaried employees actively employed by Seller in connection with the Business, as well as three individuals designated as "inactive" thereon, together with a listing by name and job title of Seller's Hourly Employees. All individuals included on Schedule 6.04(a) are herein referred to as the "Employees." Except as set forth on Schedules 6.04(a) and 6.04(b), there are no other inactive employees of Seller.

           (b) Effective as of the Closing, Purchaser shall offer employment with Purchaser (or its designee) beginning as of the day after the Closing Date to all of the Employees (other than those three inactive individuals listed on Schedule 6.04(b)) as of the Closing Date. In addition, Purchaser (or its designee) shall offer employment with Purchaser to the individuals who are listed on Schedule 6.04(b) if such individual reports for active employment with Purchaser (or its designee) upon release by his or her physician to return to active employment from a medical leave or the expiration of an approved leave; provided, however, no individual shall be offered employment under this provision after six months from the Closing Date or after the expiration of any applicable federal or state law period, if later. Such employment offers shall include salary or wages (including, as applicable, shift differentials, incentives and premiums) and employee benefits on such terms as Purchaser has disclosed to Seller; provided, further, that nothing set forth herein shall prevent Purchaser from altering in any way it deems advisable the salary or wages or employee benefits offered by Purchaser to its employees after the Closing Date. Those Employees who accept Purchaser's employment offers and become employees actively at work with Purchaser as of the Closing (or at any time within 30 days thereafter) and those three inactive individuals listed on Schedule 6.04 (a) are the "Affected Employees," and the day following the Closing Date is the "Employment Date" of the Affected Employees. Purchaser may terminate no more than 20 Employees who accept Purchaser's offer of employment for 60 days immediately following the Closing Date.

           6.05. Product Returns. Seller shall be responsible for the repair and/or replacement of products sold or shipped by the Business prior to the Closing Date to the extent (i) such product is Defective (as defined herein);
(ii) a valid claim in respect of such product is received within 9 months after the Closing Date and (iii) the cost of such repair or replacement, when aggregated with all other repairs and replacements in respect of products sold or shipped prior to the Closing Date exceeds the reserve for such items on the Closing Statement (the "Retained Warranty Obligations"). As used in this paragraph, "Defective" shall mean, with respect to a product, (i) a product which fails to perform to or meet established internal specifications of the Business, (ii) a product which fails to perform to or meet established standards or (iii) a product which fails to perform to or meet customer requirements known by Seller at time of sale. Purchaser will regularly advise Seller of its receipt of its claims promptly after they have been received, will permit Seller to have duplicate samples with respect to product subject to such claims and will permit Seller to observe Buyer's internal testing of such product in order to determine if a product is Defective. Purchaser shall use its reasonable efforts to repair and resell any Defective products; any sums received therefrom are referred to herein as the "Resale Amounts." Subject to the foregoing, if Seller requests Purchaser to repair and/or replace products sold or shipped prior to the Closing Date which are Retained Warranty Obligations, Purchaser will use all reasonable efforts to do so. Seller will promptly reimburse Purchaser for such repair or replacement in an amount equal to the excess of (x) reasonable costs incurred by Purchaser for such repair or replacement, over (y) the sum of (i) the remaining reserve for such items on the Closing Statement, and (ii) any Resale Amounts received by Purchaser. At the end of the nine-month period described above, Purchaser shall promptly pay Seller an amount equal to the remaining reserve on the Closing Statement for the repair and replacement of Defective products.

           6.06. Access to Records After Closing. (a) Following the Closing, Purchaser shall give to Seller, without charge, reasonable access, during normal business hours and on reasonable prior advance notice, to (and the right to make copies at the expense of Seller of) the books, files, records and tax returns of or applicable to the Business to the extent that such relate to the business and operations of the Business on or prior to the Closing Date and are in the Business's possession on the Closing Date or subsequently come into the Business's possession, but any access pursuant to this Section shall be conducted by Seller in good faith, with a reasonable and legitimate business purpose and in such manner as not to interfere unreasonably with the operations of the Business following the Closing. For a period of six years after the Closing, Purchaser shall maintain such books, files, records and tax returns and thereafter, prior to destroying or disposing of any of them, Purchaser shall give 30 days' advance notice to Seller of the intended destruction or disposition, and during such 30-day period Seller shall have the right to take possession of the same or to make copies of the same, all at Seller's expense.

           (b) Following the Closing, Seller shall give to Purchaser, without charge, reasonable access, during normal business hours and on reasonable prior advance notice, to (and the right to make copies at the expense of Purchaser of) the books, files, records and tax returns of the Seller to the extent that such relate to the business and operations of the Business on or prior to the Closing Date and are in Seller's possession on the Closing Date or subsequently come into Seller's possession, but any access pursuant to this Section shall be conducted by Purchaser in good faith, with a reasonable and legitimate business purpose and in such manner as not to interfere unreasonably with the operations of Seller following the Closing. For a period of six years after the Closing, Seller shall maintain such books, files, records and tax returns and thereafter, prior to destroying or disposing of any of them, Seller shall give 30 days' advance notice to Purchaser of the intended destruction or disposition, and during such 30-day period Purchaser shall have the right to take possession of the same or to make copies of the same, all at Purchaser's expense.

           6.07. Tax Matters. (a) Seller and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax returns and filings and other information as may be reasonably required for the preparation by Purchaser or Seller of any Tax return, elections, consents, certificates or other documents required to be prepared or filed by Purchaser or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes. Purchaser and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax return, document, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other party for any period. Purchaser will retain copies of all Tax returns, supporting work schedules and other records relating to Tax periods or portions thereof ending prior to or on the Closing Date.

           (b) Any sales, recording, transfer, use or other similar Taxes or fees imposed as a result of the sale of the Business to Purchaser pursuant to this Agreement shall be shared equally by Seller and Purchaser. At the Closing, Purchaser shall deliver to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable law.

           (c) All real and personal property Taxes, state and local ad valorem Taxes and assessments applicable to the Business or the Purchased Assets for the taxable year in which the Closing takes place shall be prorated on a "closing of the books" basis by the parties as of the Closing Date, and all such Taxes applicable to the portion of such taxable period prior to the Closing Date shall be the sole obligation, responsibility and expense of Seller. All such assessments and Taxes applicable to periods on or after the Closing Date shall be the sole obligation, responsibility and expense of Purchaser.

           (d) Following the Closing, Purchaser and Seller shall reach agreement as to whether they shall use the "Alternative Procedure" provided in
Section 5 of Revenue Procedure 84-77 with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 for the 1996 calendar year. If Purchaser and Seller so agree, under such "Alternative Procedure" (i) Seller and Purchaser each shall report on a predecessor-successor basis as set forth in such Revenue Procedure, (ii) Seller shall be relieved from furnishing Forms W-2 to employees of Seller that become employees of Purchaser, (iii) Purchaser shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the full 1996 calendar year, (iv) Purchaser shall use such similar procedures and make similar elections under state or local Tax laws and (v) Purchaser shall be responsible for filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 for the 1996 calendar year.

           6.08. Accounts Payable. Following the Closing, Purchaser shall perform and discharge as and when due, all debts, claims, liabilities, obligations and expenses incurred by Purchaser with respect to accounts payable to third parties, subject to any defenses or claimed offsets asserted in good faith against the obligee to which such debts, claims, liabilities, obligations and expenses are owed.

                                  ARTICLE VII
                                 MISCELLANEOUS

           7.01. Further Actions. From time to time, as and when requested by either Party hereto (the "Requesting Party"), the other Party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the Requesting Party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver on the Closing Date to Purchaser, and its successors and assigns, the Purchased Assets (or to evidence the foregoing) and to consummate the other transactions contemplated hereby.

           7.02. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of Purchaser and Seller shall pay their respective expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

           7.03. Entire Agreement. This Agreement, which includes the Schedules and Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between Purchaser and Seller with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

           7.04. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

           7.05. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, overnight receipted overnight or express delivery service, facsimile transmission, or by registered or certified mail, postage prepaid, addressed as follows:

     If to Seller:

           JPS Textile Group, Inc.
           555 N. Pleasantburg Drive
           Greenville, South Carolina 29607
           Attention:  David H. Taylor
           Fax: (864) 271-9939

     and to:

           JPS Elastomerics Corp.
           9 Sullivan Road
           Holyoke, Massachusetts 01040
           Attention:  Bruce R. Wilby
           Fax: (413) 552-1185

     with copies to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153

           Attention:  Simeon Gold, Esq.
           Fax: (212) 310-8007

     If to Purchaser:

           Elastomer Technologies Group, Inc.
           4854 O'Hear Avenue
           North Charleston, South Carolina 29405-4972
           Attention:  Don Hildebrand
           Fax: (803) 740-0178

     with copies to:

           Stephen A. Magida
           105 Harbor Drive - Suite 125
           Stamford, Connecticut 06902
           Fax: (203) 348-6790

     and to:

           Dechert Price & Rhoads
           477 Madison Avenue
           New York, New York 10022
           Attn:  Paul Gluck, Esq.
           Fax: (212) 308-2041

           Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

           7.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to transactions to be performed solely within its borders.

           7.07. Assignability. This Agreement shall not be assignable otherwise than by operation of law by either party without the prior written consent of the other party, and any purported assignment by any party without the prior written consent of the other party shall be void, except that:

           (i) Purchaser may designate one or more direct or indirect wholly owned subsidiaries of Purchaser to purchase a portion of the Purchased Assets to be purchased by Purchaser pursuant to Section 1.01 hereof, and to assume a portion of the liabilities or obligations assumed by Purchaser pursuant to Section 1.02;

           (ii) Purchaser may assign to one or more direct or indirect wholly owned subsidiaries of Purchaser any or all rights of Purchaser to receive the performance of the obligations of Seller hereunder;

           (iii) Purchaser may assign to any financial institution providing financing or extending credit to Purchaser any or all of its rights under this Agreement; and

           (iv) Seller may assign to its lender(s) under the Seller Credit Agreement any or all of its rights under this Agreement;

but any assignee of such rights under clause (i), (ii) or (iii) shall take such rights subject to any defenses, counterclaims and set-offs to which Seller may be entitled under this Agreement and any assignee of such rights under clause
(iv) shall take such rights subject to any defenses, counterclaims and set-offs to which Purchaser may be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, however, no assignment otherwise permitted hereunder shall, without the prior written consent of the non-assigning party, relieve the assigning party from any of its obligations hereunder.

           7.08. Remedies. The parties hereto acknowledge that the remedy at law for any breach of the obligations undertaken by the parties hereto is and will be insufficient and inadequate and that the parties hereto shall be entitled to equitable relief, in addition to remedies at law.

           7.09. Survival. All representations and warranties contained herein or made pursuant hereto, whether by Seller or Purchaser, shall survive the Closing hereunder for a period of eighteen (18) months, and the covenants and agreements of the parties shall survive without limitation as to time, except that:

           (i) the representations and warranties of Seller contained in or made pursuant to the first sentence of Section 3.01(d) and 3.01(x) hereof shall survive the closing hereunder without any limitation as to time, and

           (ii) the representations and warranties of Seller contained in or made pursuant to Section 3.01(l) and 3.01(p) hereof shall survive the closing hereunder for a period of three years, and

           (iii) the representations and warranties of Purchaser contained in or made pursuant to Section 3.02(e) shall survive the closing hereunder without any limitation as to time.


The expiration of any representation and warranty hereunder shall not affect any claim made, by the giving of written notice by a party to the other in the manner provided by this Agreement, prior to the date of such expiration.

           7.10. Waivers and Amendments. Any waiver of any term or condition, or any amendment or supplementation, of this Agreement shall be effective only if in writing. A waiver of any breach of any of the terms or conditions of this Agreement shall not in any way be construed as a waiver of any subsequent breach.

           7.11. Third Party Rights. Except as otherwise provided in Sections
5.01 and 5.02 with respect to the indemnification obligations of Seller and Purchaser for the benefit of the directors, officers, employees, shareholders and agents of the Purchaser and Seller, as the case may be, this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

           7.12. Illegality. In the event that any one or more of the provisions contained in this Agreement, other than Article II, shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Agreement shall not be in any way impaired.

           7.13. Insurance. At the request and expense of Purchaser, Seller will maintain all "claims made" policies of insurance listed in the Disclosure
Schedule in full force and effect for a period of three years following the Closing Date. No assumption by Purchaser of any Assumed Liability shall release, or shall be deemed to release, any insurer or indemnitor of any such Assumed Liability, and Purchaser shall be entitled to the proceeds, and the rights thereto, of any insurance or indemnification (regardless of whether or not the applicable policies of insurance or contracts of indemnity are assignable, or assigned, to Purchaser) maintained by, or existing for the benefit of Seller as of or at any time prior to the Closing which might be available to cover any Assumed Liabilities.

           7.14. Bulk Transfer Laws. Purchaser and Seller acknowledge that the parties will not be complying with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Purchase Agreement.





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

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                             ELASTOMER TECHNOLOGIES GROUP, INC.


                             By:   /s/ Charles E. Ball
                                   ----------------------------------
                                   Name: Charles E. Ball
                                   Title: Chairman


                             JPS ELASTOMERICS CORP.


                             By:   /s/ David H. Taylor
                                   ----------------------------------
                                   Name:   David H. Taylor
                                   Title:   Vice President





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